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                                                                       EXHIBIT 5





                                               June 24, 1998



Sanchez Computer Associates, Inc.
40 Valley Stream Parkway
Malvern, PA  19355


Gentlemen:

         I have acted as counsel to Sanchez Computer Associates, Inc. (the "Company"), and I am delivering this opinion in connection with the filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement") relating to the sale by certain selling shareholders identified in the Registration Statement of 444,050 shares of Common Stock of the Company, no par value per share (the "Shares"), previously issued in connection with (a) the exercise of a warrant to purchase 360,000 shares of Common Stock of the Company and (b) the acquisition of all of the outstanding capital stock of Greystone Technology Corporation, all as more fully set forth in the Registration Statement.

         In this connection, I have reviewed the Company's Articles of Incorporation, its Bylaws, resolutions of its Board of Directors and shareholders, and such other documents and corporate records as I have deemed appropriate in the circumstances. My opinion is limited solely to matters governed by the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

         Based upon the foregoing, I am of the opinion that the issuance of Shares by the Company has been duly and validly authorized by all necessary corporate action of the Board of Directors and shareholders of the Company, and such Shares are legally issued, fully paid and nonassessable.

         I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission.

         This opinion is rendered to you in connection with the above-referenced Registration Statement and may be relied on by you only in connection therewith. No other person may rely on this opinion. This opinion may not be quoted by you or any other person without my prior written consent.

         My rendering of this opinion to you does not obligate me to render any further opinion to you or to update this opinion at any time in the future.

                                                Very truly yours,




                                                John B. Wright, II
                                                Senior Corporate Counsel